Exhibit 99.1

Allegheny Technologies Announces First Quarter 2008 Results

  Sales were $1.34 billion
  Net income was $142.0 million, or $1.40 per share
  Segment operating profit was $238.3 million, or 17.7% of sales
  Year-to-date gross cost reductions of $32.3 million
  Return on capital employed of 27.4%
  Return on stockholders’ equity of 34.8%
  Net debt to total capitalization was 2.4%
  Total debt to total capitalization improved to 18.7%
  Cash on hand was $468 million

PITTSBURGH--(BUSINESS WIRE)--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the first quarter 2008 of $142.0 million, or $1.40 per share, on sales of $1.34 billion.

In the first quarter 2007, ATI reported net income of $197.8 million, or $1.92 per share, on sales of $1.37 billion.

“Our key growth markets were solid in the first quarter. Demand from the global aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical markets accounted for nearly 70% of sales,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

“We derived 28% of our sales dollars in the first quarter from direct international sales. We believe that more than 50% of our sales are driven by demand from non-U.S. markets. ATI is benefitting from global infrastructure growth, our diverse product mix, the value of the dollar, and the strategy of several key customers to purchase more products with U.S. dollars.

“ATI titanium product shipments reached 12.2 million pounds in the first quarter 2008, a 26% increase over the same period last year. Shipments of our exotic alloys and grain-oriented electrical steel grew by 38% and 15%, respectively. Shipments of our High Performance Metals segment nickel-based and specialty alloys decreased 8% compared to last year’s first quarter due primarily to inventory management actions at some distributor customers.

“First quarter 2008 earnings were similar to those achieved in the fourth quarter 2007. As previously stated, we had expected the first quarter to be negatively impacted by certain raw material costs being higher than the raw material indices/surcharges included in our selling prices for certain products. While this mismatch was largely offset by a LIFO reserve benefit of approximately $74 million in the fourth quarter 2007, there was no such offset in the first quarter 2008.

“Cash flow from operations was $66 million in the first quarter and included an investment of $149 million in managed working capital to support the higher business volumes, primarily in our Flat Rolled Products segment. Cash on hand at the end of the quarter was $468 million after the managed working capital investment, $112 million in capital investments, and $62 million of share repurchases.

“The last reduction furnace at our Albany, OR titanium sponge facility went into operation at the end of the first quarter, which is ahead of schedule. That facility is now producing at an annualized rate of 22 million pounds. Construction of our new greenfield premium grade titanium sponge facility in Rowley, UT is on schedule, and we expect to begin initial production in the fourth quarter 2008. In addition, our new casting facility in Alpena, MI is coming on line. We began producing wind energy components there in early April, and we are now in the quality approval process with our major customers.

“Our business continues to be driven by long-term growth in the global aerospace, defense, and infrastructure markets. Overall demand from these markets remains at a high level. For example, first quarter orders from our Asian markets significantly exceeded last year’s rate, which was a record year. Our airframe and jet engine customers report record backlogs and good order rates so far in 2008, resulting in improving build rates for existing models. Boeing’s recently revised schedule for its 787 Dreamliner brings near-term uncertainty to the supply chain. Boeing has told us that they intend to honor our supply agreement, and as production increases so will our supply to this breakthrough aircraft. In the meantime, we intend to continue to navigate through this period and focus our mill products capabilities on the diversified global markets that we serve.

“ATI is positioned to continue to benefit from the current and long-term global growth opportunities of our major end markets. We continue our investments to give us unsurpassed manufacturing capabilities, which enable profitable growth. We are not only focused on product diversification but also on global market diversification. We are committed to maintaining a strong balance sheet. Although the condition of the U.S. economy, the impact of Boeing’s 787 schedule delay, and continuing raw material cost volatility create near-term impacts, we believe the first quarter 2008 earnings represent the bottom. Generally, base selling prices are flat to higher; volumes continue to improve; and raw material indices/surcharges are in better balance. As a result, we expect second quarter earnings to be somewhat higher than first quarter results.”

	Three Months Ended
	March 31
	2008	2007
	In Millions
Sales	$1,343.4	$ 1,372.6
Net income	$ 142.0	$ 197.8

	Per Diluted Share
Net income	$ 1.40	$1.92

First Quarter 2008 Financial Highlights

  Sales were $1.34 billion, 2.1% lower than the first quarter 2007. Direct international sales increased 11% to $370.6 million and represented 28% of total sales. Compared to the first quarter 2007, sales increased 1% in the High Performance Metals segment and 4% in the Engineered Products segment, but declined 5% in the Flat-Rolled Products segment.
  Segment operating profit was $238.3 million, or 17.7% percent of sales, compared to $340.3 million, or 24.8% of sales, for the first quarter 2007. First quarter 2008 results included a LIFO inventory valuation reserve charge of $1.3 million while the first quarter 2007 included a LIFO inventory valuation reserve charge of $20.9 million.
  Net income was $142 million, or $1.40 per share, compared to $197.8 million, or $1.92 per share, in the first quarter 2007.
  Cash flow from operations for the 2008 first quarter was $66 million as operating earnings more than offset a further investment of $148.9 million in managed working capital.
  Cash on hand was $468 million at the end of the first quarter 2008.
  Gross cost reductions, before the effects of inflation, totaled $32.3 million for the first three months of 2008.

High Performance Metals Segment

Market Conditions

  Demand for our titanium alloys was at a high level from the aerospace and defense market. Demand for our nickel-based alloys was good from our OEM customers but was lower from some of our distributor customers as they rebalanced their inventory. Demand for our exotic alloys was strong from the chemical process industry and is growing from the nuclear energy market.

First quarter 2008 compared to first quarter 2007

  Sales increased 1% to $481 million. Shipments increased 24% for titanium and titanium alloys primarily due to higher aerospace airframe volume. Shipments declined 8% for nickel-based and specialty alloys. Shipments for exotic alloys increased 38% due primarily to strong demand for zirconium from the global chemical process industry. Average selling prices decreased 22% for titanium and titanium alloys but increased 4% for nickel-based and specialty alloys and 3% for exotic alloys. The decrease in average titanium selling prices is primarily the result of lower raw material product pricing indices due to lower titanium scrap costs.
  Segment operating profit decreased to $131.4 million, or 27.3% of sales, a $36.1 million decrease compared to the first quarter 2007. The decrease in operating profit primarily resulted from lower titanium selling prices and the negative impact of raw material costs, primarily titanium scrap, being higher than the raw material indices included in our titanium products selling prices due to long manufacturing cycle times. These negative impacts were partially offset by increased shipments of titanium and zirconium products and the benefits of gross cost reductions. Raw material cost inflation in our exotic alloys business resulted in a LIFO inventory valuation reserve charge of $1.3 million in the first quarter 2008. This compares to a total LIFO inventory valuation charge of $6.6 million in the first quarter 2007 in this segment.

  Results benefited from $14.3 million of gross cost reductions.

Flat-Rolled Products Segment

Market Conditions

  Demand was strong for our CP titanium sheet and grain-oriented electrical steel products from the chemical process industry, oil and gas, and electrical energy markets. Demand for standard stainless products improved primarily due to better inventory balance at our U.S. service center customers and improved international shipments. Demand was lower for nickel-based and specialty alloys due primarily to the timing of shipments associated with project business. Demand was lower from consumer durables markets for engineered strip and Precision Rolled Strip® products.

First quarter 2008 compared to first quarter 2007

  Sales were $746.9 million, 5% lower than the first quarter 2007, due primarily to lower average base selling prices for standard stainless products. Shipments of standard stainless products increased 6% while total high-value products shipments declined 6%. Within high-value products, shipments of CP titanium sheet and grain-oriented electrical steel continued to improve, significantly exceeding year-ago levels, offsetting lower shipments of nickel-based and specialty alloys, engineered strip, and Precision Rolled Strip® products. Average transaction prices for all products, which include surcharges, were 6% lower.
  Segment operating profit decreased to $101.2 million, or 13.5% of sales, primarily as a result of lower average base selling prices for standard stainless products, a less favorable mix of high-value products, and the negative impact of raw material costs, primarily nickel and nickel-based scrap, being higher than the raw material surcharges included in our selling prices due to longer manufacturing cycle times for some of our high-value products. These negative impacts were partially offset by increased shipments and higher selling prices for our grain-oriented electrical steel, increased shipments of our flat-rolled titanium products, and the benefits of gross cost reductions. There was no change in our LIFO inventory valuation reserve in the first quarter 2008. First quarter 2007 results included a LIFO inventory valuation reserve charge of $14.0 million.
  Results benefited from $16.2 million in gross cost reductions.

Engineered Products Segment

Market Conditions

  Demand for our tungsten and tungsten carbide products improved from the aerospace and defense and mining markets, and was stable from the oil and gas market. Demand was stable for our forged products from the construction and mining, and oil and gas markets. Demand for our cast products was strong from the electrical energy market, particularly for wind and gas turbine components. Demand from the aerospace market remained very strong for our titanium precision metal processing conversion services.

First quarter 2008 compared to first quarter 2007

  Sales of $115.5 million were 4% higher than the first quarter 2007.

  Segment operating profit was $5.7 million, or 4.9% of sales, compared to $12.6 million, or 11.3% of sales, for the comparable 2007 period. The decline in operating profit was primarily due to higher raw material costs, operational execution issues, and start-up expenses associated with our Alpena, MI casting operation. There was no change in our LIFO inventory valuation reserve in the first quarter 2008. The first quarter 2007 results included a LIFO inventory valuation reserve charge of $0.3 million.
  Results benefited from $1.8 million of gross cost reductions.

Retirement Benefit Expense

  Retirement benefit expense decreased to zero in the first quarter 2008, compared to $7.6 million in the first quarter 2007, primarily as a result of higher than expected returns on plan assets in 2007 and the positive benefits of the voluntary pension contributions made over the last several years. In April 2008, we entered into a new five-year labor agreement with USW represented employees at our ATI Wah Chang operation. As a result, we now expect retirement benefit expense will be approximately $8 million for the full year 2008 due to the establishment of a VEBA for certain post-retirement benefits. This expense will be recorded ratably over the last three quarters of 2008.
  For the first quarter 2008, retirement benefit income included in cost of sales was $0.3 million and retirement benefit expense included in selling and administrative expenses was $0.3 million. For the first quarter 2007, the amount of retirement benefit expense included in cost of sales was $5.0 million, and the amount included in selling and administrative expenses was $2.6 million.

Other Expenses

  Selling and administrative expenses as a percentage of sales declined to 5.2% in the 2008 first quarter from 5.7% in the same period of 2007.
  Corporate expenses for the first quarter 2008 were $17.7 million, compared to $21.0 million in the year-ago period. This decrease was due to lower expenses associated with annual performance-based cash incentive compensation programs and long-term performance-based equity and cash incentive compensation programs.
  First quarter 2008 interest income, net of interest expense, was $0.2 million compared to net interest expense of $4.3 million in the year-ago period. The decline in net interest expense was primarily due to capitalization of interest costs on strategic capital projects.

Income Taxes

First quarter 2008 results include an income tax provision of $77.9 million, or 35.4% of income before tax, compared to an income tax provision of $106.8 million, or 35.1% of income before tax, for the comparable 2007 quarter. The 2008 first quarter included a one-time $2.6 million benefit related to foreign taxes. The 2007 first quarter benefited from a lower income tax provision due to a $4.2 million non-recurring reduction in the valuation allowances associated with state deferred tax assets as a result of the increased profitability of the Flat-Rolled Products segment.

Cash Flow, Working Capital and Debt

  Cash on hand was $468.0 million at the end of the first quarter 2008 compared to $623.3 million at year end 2007.
  Cash flow from operations in the first quarter 2008 was $66.0 million as operating earnings were partially offset by a further investment of $148.9 million in managed working capital, primarily as a result of higher operating volumes in our Flat-Rolled Products segment.
  The investment in managed working capital resulted from a $63.9 million increase in accounts receivable, which reflects the timing of sales in the first quarter 2008 compared to the fourth quarter 2007 and a $164.6 million increase in inventory, mostly as a result of increased business activity in the Flat-Rolled Products segment, partially offset by a $79.6 million increase in accounts payable.
  At March 31, 2008, managed working capital was 31.1% of annualized sales, compared to 32.2% of annualized sales at year-end 2007. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $111.7 million in the first quarter 2008 and consisted of capital expenditures.
  Cash used in financing activities was $109.6 million in the 2008 first three months primarily due to repurchases of 887,200 shares of the Company’s common stock at a cost of $62.3 million, dividend payments of $18.2 million, $24.6 million for taxes on share-based compensation, and a reduction in borrowings of $5.6 million. These items were partially offset by $1.1 million of proceeds received from the exercise of stock options.
  Net debt as a percentage of total capitalization was 2.4% at the end of the first quarter 2008, compared to a negative 4.5% at the end of 2007 as cash on hand exceeded total debt at the end of the year. Total debt to total capital improved to 18.7% at March 31, 2008, compared to 19.2% at the end of 2007.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on April 23, 2008, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31
	2008	2007

Sales	$ 1,343.4	$1,372.6
Costs and expenses:
Cost of sales	1,052.8	986.1
Selling and administrative expenses	70.2	78.1
Income before interest, other income
(expense) and income taxes	220.4	308.4
Interest income (expense), net	0.2	(4.3)
Other income (expense), net	(0.7)	0.5
Income before income tax provision	219.9	304.6
Income tax provision	77.9	106.8

Net income	$ 142.0	$ 197.8

Basic net income per common share	$ 1.41	$ 1.95

Diluted net income per common share	$ 1.40	$ 1.92

Weighted average common shares
outstanding -- basic (millions)	100.8	101.4

Weighted average common shares
outstanding -- diluted (millions)	101.6	102.8

Actual common shares outstanding--
end of period (millions)	101.1	102.1

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2008	2007
Sales:
High Performance Metals	$ 481.0	$ 477.4
Flat-Rolled Products	746.9	783.7
Engineered Products	115.5	111.5

Total External Sales	$ 1,343.4	$ 1,372.6

Operating Profit:

High Performance Metals	$ 131.4	$ 167.5
% of Sales	27.3%	35.1%

Flat-Rolled Products	101.2	160.2
% of Sales	13.5%	20.4%

Engineered Products	5.7	12.6
% of Sales	4.9%	11.3%

Operating Profit	238.3	340.3
% of Sales	17.7%	24.8%

Corporate expenses	(17.7)	(21.0)

Interest income (expense), net	0.2	(4.3)
Other expense, net of
gains on asset sales	(0.9)	(2.8)

Retirement benefit expense	-	(7.6)

Income before
income taxes	$ 219.9	$ 304.6

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	March 31,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$ 468.0	$ 623.3
Accounts receivable, net of allowances for doubtful accounts of $6.4 and $6.3 at March 31, 2008 and December 31, 2007, respectively

	716.0	652.2
Inventories, net	1,085.5	916.1
Deferred income taxes	-	18.8
Prepaid expenses and
other current assets	48.2	38.3
Total Current Assets	2,317.7	2,248.7

Property, plant and equipment, net	1,329.9	1,239.5
Prepaid pension asset	244.7	230.3
Cost in excess of net assets acquired	210.2	209.8
Deferred income taxes	49.2	42.1
Other assets	124.7	125.2

Total Assets	$ 4,276.4	$ 4,095.6

LIABILITIES AND
STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 469.2	$ 388.4
Accrued liabilities	246.6	277.3
Accrued income taxes	71.2	17.4
Deferred income taxes	22.9	-
Short term debt and current
portion of long-term debt	20.9	20.9
Total Current Liabilities	830.8	704.0

Long-term debt	503.5	507.3
Retirement benefits	472.7	469.6
Other long-term liabilities	183.1	191.2
Total Liabilities	1,990.1	1,872.1

Total Stockholders' Equity	2,286.3	2,223.5

Total Liabilities and Stockholders' Equity	$ 4,276.4	$ 4,095.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Three Months Ended
	March 31
	2008	2007

Operating Activities:

Net income	$ 142.0	$ 197.8

Depreciation and amortization	27.3	23.6
Change in managed working capital	(148.9)	(163.9)
Change in retirement benefits	(6.3)	0.1
Accrued liabilities and other	51.9	66.7
Cash provided by operating activities	66.0	124.3
Investing Activities:
Purchases of property, plant and equipment	(112.0)	(57.7)
Asset disposals and other	0.3	-
Cash used in investing activities	(111.7)	(57.7)
Financing Activities:
Net decrease in debt	(5.6)	(11.0)
Purchase of treasury stock	(62.3)	-
Dividends paid	(18.2)	(13.2)
Taxes on share-based compensation	(24.6)	(30.4)
Exercises of stock options	1.1	3.7
Cash used in financing activities	(109.6)	(50.9)
Increase (decrease) in cash and cash equivalents	(155.3)	15.7
Cash and cash equivalents at beginning of period	623.3	502.3
Cash and cash equivalents at end of period	$ 468.0	$ 518.0

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31
	2008	2007
Volume:
High Performance Metals (000's lbs.)
Titanium mill products	8,770	7,068
Nickel-based and specialty alloys	9,537	10,352
Exotic alloys	1,364	985

Flat-Rolled Products (000's lbs.)
High value	119,792	127,808
Standard	170,620	161,680
Flat-Rolled Products total	290,412	289,488

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$ 25.54	$ 32.89
Nickel-based and specialty alloys	$ 18.56	$ 17.90
Exotic alloys	$ 44.61	$ 43.52

Flat-Rolled Products (per lb.)
High value	$ 3.22	$ 3.22
Standard	$ 2.07	$ 2.30
Flat-Rolled Products combined average	$ 2.54	$ 2.70

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2008	2007

Accounts receivable	$ 716.0	$ 652.2
Inventory	1,085.5	916.1
Accounts payable	(469.2)	(388.4)
Subtotal	1,332.3	1,179.9

Allowance for doubtful accounts	6.4	6.3
LIFO reserve	375.9	374.6
Corporate and other	60.8	65.7
Managed working capital	$ 1,775.4	$ 1,626.5

Annualized prior 2 months
sales	$ 5,702.8	$ 5,058.5

Managed working capital as a
% of annualized sales	31.1%	32.2%

March 31, 2008 change in managed
working capital	$ 148.9

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable.
In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation
reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2008	2007

Total debt	$ 524.4	$ 528.2
Less: Cash	(468.0)	(623.3)
Net debt (cash)	$ 56.4	$ (95.1)

Net debt (cash)	$ 56.4	$ (95.1)
Stockholders' equity	2,286.3	2,223.5
Net capital	$ 2,342.7	$ 2,128.4

Net debt to capital	2.4%	-4.5%

Total debt	$ 524.4	$ 528.2
Stockholders' equity	2,286.3	2,223.5
Total capital	$ 2,810.7	$ 2,751.7

Total debt to total capital	18.7%	19.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of the Company, and total debt to total capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Financial Returns
(Unaudited - Dollars in millions)
	For the 12 month period ending
	March 31,	December 31,
	2008	2007
Return on Capital Employed:
Net income	$ 691.3	$ 747.1
Add: Net interest (income) expense, net of tax	(0.3)	3.1
Net income before interest (income) expense	$ 691.0	$ 750.2

Stockholders' equity, end of period	$ 2,286.3	$ 2,223.5
Total debt, end of period	524.4	528.2
Capital employed, end of period	$ 2,810.7	$ 2,751.7

Stockholders' equity, beginning of period	$ 1,691.9	$ 1,502.9
Total debt, beginning of period	542.8	553.6
Capital employed, beginning of period	$ 2,234.7	$ 2,056.5

Average capital employed	$ 2,522.7	$ 2,404.1

Return on capital employed	27.4%	31.2%

Return on Stockholders' Equity:
Net income	$ 691.3	$ 747.1

Stockholders' equity, end of period	$ 2,286.3	$ 2,223.5
Stockholders' equity, beginning of period	1,691.9	1,502.9
Average stockholders' equity	$ 1,989.1	$ 1,863.2

Return on stockholders' equity	34.8%	40.1%

In managing the financial performance of the Company, some of the measures that we focus on are return on capital employed, which is net income excluding financing costs compared to the average of the total invested and borrowed capital of the Company, and return on stockholders' equity, which measures net income compared to the average invested capital of the Company. We measure these returns using trailing twelve month periods.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004